Contact Amedisys, Inc. Noonan Russo

Chief Financial Officer Investors/Media

Gregory H. Browne Brian Ritchie

225.292.2031 212.845.4269

gbrowne@amedisys.com brian.ritchie@eurorscg.com

AMEDISYS EXPANDS HOME HEALTH PRESENCE IN SOUTH CAROLINA

BATON ROUGE, Louisiana (April 5, 2006) - Amedisys, Inc. (Nasdaq: "AMED" or the "Company"), one of America's leading home health nursing companies, today announced the acquisition of a home health agency in Horry County, South Carolina, effective as of April 1, 2006. The agency is expected to contribute approximately $3.5 million in annualized revenues, but is not expected to add materially to earnings in 2006.

"We are excited to further expand our presence in the South Carolina market through this acquisition," stated William F. Borne, Chief Executive Officer of Amedisys, Inc. "The Certificate of Need requirements in South Carolina make this acquisition particularly attractive. We continue to see a number of similar acquisition opportunities available in, and contiguous to, the states we currently serve and maintain our intention to selectively acquire companies that fit our acquisition profile."

The agency was purchased for $2.75 million in cash and a $0.5 million promissory note payable over one year.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq National Market System under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web at:

www.amedisys.com